Exhibit 99.1

Tim Hortons and Burger King Worldwide Provide Transaction Update

and Set Election Deadlines

Oakville, Ontario and Miami Florida; December 5, 2014: Tim Hortons Inc. (TSX, NYSE: THI) and Burger King Worldwide Inc. (NYSE: BKW) today confirmed that the proposed transaction to create a new global quick service restaurant leader operating two iconic, independent brands has been approved by the Minister of Industry under the Investment Canada Act (“ICA”).

In connection with this announcement, the companies are providing the following further updates regarding the transaction.

The companies have set the deadline for registered shareholders of Tim Hortons or Burger King Worldwide to make an election with respect to the form of consideration they wish to receive, subject to pro-ration, as of December 9, 2014, prior to 5:00 p.m. (EST), which is based on the current expectation that the transaction will be completed on December 12, 2014. Registered shareholders are reminded that if they wish to make an election, they must complete, sign and return a Letter of Transmittal and Election Form to Computershare Trust Company, as exchange agent, by the election deadline. Shareholders holding shares through a broker, investment dealer or other intermediary should carefully follow the instructions provided by such broker, investment dealer or other intermediary if they wish to make an election. Shareholders with questions should contact DF King at 866-828-6934 (English) or 866-796-1285 (French).

Tim Hortons and Burger King Worldwide also confirmed today that the transaction has previously received regulatory clearance under the Hart-Scott-Rodino Act (USA), the Competition Act (Canada) and the Canada Transportation Act. The transaction remains subject to other customary closing conditions, including, among other things, approval of the Tim Hortons shareholders and the approval and issuance of a final order of the Ontario Superior Court of Justice.

The board of directors of Tim Hortons has unanimously recommended that Tim Hortons shareholders as of the record date of November 3, 2014 vote “FOR” the transaction at the Tim Hortons special meeting to be held on December 9, 2014. Institutional Shareholder Services and Glass Lewis & Co, two leading proxy advisory firms, have also recommended that Tim Hortons shareholders vote FOR the transaction. Tim Hortons shareholders are reminded to vote before the registered shareholder proxy cut-off time at midnight (EST) on December 5, 2014.

With approximately $23 billion in system sales, over 18,000 restaurants in 100 countries and two strong, independent brands, the new company will be a global leader in the quick service restaurant sector. As part of the new company, Tim Hortons has the opportunity to accelerate its growth internationally and bring the Tim Hortons experience to a new global customer base, while maintaining the brand’s core values, employee and franchisee relationships, community support and always fresh coffee. Following closing of the transaction, each brand will continue to be managed independently and maintain its respective headquarters, while benefitting from global scale and sharing of best practices that will come with common ownership by the new company.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of June 29, 2014, Tim Hortons had 4,546 systemwide restaurants, including 3,630 in Canada, 866 in the United States and 50 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

About Burger King Worldwide

Founded in 1954, BURGER KING® (NYSE: BKW) is the second largest fast food hamburger chain in the world. The original HOME OF THE WHOPPER®, the BURGER KING® system operates in approximately 14,000 locations serving more than 11 million guests daily in 100 countries and territories worldwide. Approximately 100 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Worldwide, please visit the company’s website at www.bk.com or follow us on Facebook and Twitter.

For more information:

Tim Hortons Inc.

Media & Investors

Scott Bonikowsky

SVP, Corporate, Public & Government Affairs

(905) 339-6186, bonikowsky_scott@timhortons.com

Burger King Worldwide

Media

Brunswick Group

Steve Lipin / Radina Russell

(212) 333.3810, burgerking@brunswickgroup.com

Miguel Piedra

(305) 378-7277, mediainquiries@whopper.com

Investors

Sami Siddiqui, Investor Relations

(305) 378-7696, investor@whopper.com

Forward-Looking Statements

This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and include statements regarding (1) expectations regarding whether a transaction will be consummated, including whether conditions to the consummation of the transactions will be satisfied, or the timing for completing the transaction, (2) expectations for the effects of the transaction or the ability of the new company to successfully achieve business objectives, including integrating the companies or the effects of unexpected costs, liabilities or delays, and (3) expectations for other economic, business, and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. These forward-looking statements may be affected by risks and uncertainties in the business of Burger King Worldwide and Tim Hortons and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by Burger King Worldwide and Tim Hortons with the U.S. Securities and Exchange Commission, including Burger King Worldwide’s annual report on Form 10-K for the year ended December 31, 2013 and Tim Hortons annual report on Form 10-K for the year ended December 29, 2013 as well as the registration statement on Form S-4 filed with the SEC by the proposed new parent company resulting from the transaction (“Holdings”) and New Red Canada Limited Partnership, a limited partnership organized under the laws of Ontario and a wholly-owned subsidiary of Holdings (“Partnership”) filed on September 16, 2014 and declared effective on November 5, 2014, as amended (the “Registration Statement”). Both Burger King Worldwide and Tim Hortons wish to caution readers that certain important factors may have affected and could in the future affect their actual results and could cause their actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Burger King Worldwide or Tim Hortons, including that transactions may not be consummated on the timelines anticipated by Burger King Worldwide and Tim Hortons or at all. Neither Burger King Worldwide nor Tim Hortons undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction, the proposed new parent company resulting from the transaction has filed with the SEC a registration statement on Form S-4 that includes a joint information statement/circular and other relevant documents to be mailed by Tim Hortons and Burger King Worldwide to their respective security holders in connection with the proposed transaction of Tim Hortons and Burger King Worldwide. The joint information statement/circular has also been filed with the Canadian securities regulators. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE JOINT INFORMATION STATEMENT/CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION about Tim Hortons, Burger King Worldwide and the proposed transaction. Investors and security holders are also able to obtain these materials and other documents filed with the SEC and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov and at the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. In addition, a copy of the joint information statement/circular may be obtained free of charge from Tim Hortons’ internet website for investors www.timhortons-invest.com, or from Burger King Worldwide’s investor relations website at http://investor.bk.com. Investors and security holders may also read and copy any reports, statements and other information filed by Tim Hortons or Burger King Worldwide, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Certain Information Regarding Participants

Tim Hortons, Burger King Worldwide, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information regarding Tim Hortons directors and executive officers is available in its management proxy circular filed by Tim Hortons on the SEDAR website maintained by the Canadian Securities Administrators at http://www.sedar.com on March 21, 2014 in connection with its 2014 annual meeting of shareholders, and information regarding Burger King Worldwide’s directors and executive officers is available in its proxy statement filed with the SEC by Burger King Worldwide on April 2, 2014 in connection with its 2014 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint information statement/circular contained in the Registration Statement and other relevant materials to be filed with the SEC and the Canadian securities regulators when they become available.